Hartford Mutual Funds, Inc.
N-SAR Annual
October 31, 2006

Sub-Item 77I:  Terms Of New Or Amended Securities.

Pursuant to the Articles Supplementary for The Hartford Mutual Funds, Inc. (“Company”), effective June 14, 2006, the Board of Directors of the Company established a new class of shares, Class I shares for The Hartford Capital Appreciation Fund, The Hartford Capital Appreciation II Fund, The Hartford Dividend and Growth Fund, The Hartford Equity Income Fund, The Hartford Floating Rate Fund, The Hartford Global Health Fund, The Hartford Inflation Plus Fund, The Hartford International Capital Appreciation Fund, The Hartford Small Company Fund, The Hartford Total Return Bond Fund, The Hartford Aggressive Growth Allocation Fund, The Hartford Growth Allocation Fund, The Hartford Balanced Allocation Fund, The Hartford Conservative Allocation Fund and The Hartford Income Allocation Fund.  Shares of the Company’s Class I common stock have all of the rights, preferences and privileges as set forth in the Company’s previously filed Articles of Amendment and Restatement and as set forth in the Company’s current prospectus, statement of additional information and multiple class plan.